CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, of our auditor's report dated March 20, 2023 with respect to the consolidated financial statements of Lion Copper and Gold Corp. and its subsidiaries as at December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022, as included in the Annual Report on Form 10-K of Lion Copper and Gold Corp. for the year ended December 31, 2022, as filed with the United States Securities Exchange Commission.

Chartered Professional Accountants

August 10, 2023

Vancouver, Canada